Exhibit 10.3

ADIENT FLEXIBLE PERQUISITES PROGRAM
        Effective June 4, 2019

The Flexible Perquisite Program is designed for employees in bands E0, E1 and E2 (referred to herein as participants) as part of their compensation.

Flexible Perquisites Allowance

An amount equal to 5% of the participant’s gross base salary for the pay period will be added to the participant’s paycheck each pay period. The intent is that the participant use this amount to cover private club dues, personal tax preparation or other financial planning expenses, and other personal expenses that are not reimbursable under the company’s business expense reimbursement policy. Unless requested by the company, the participant need not submit proof to the company regarding how the 5% allowance is spent. For participants subject to U.S. taxation, this amount is considered compensation to the participant, will be reported on the participant’s Form W-2 and withholding taxes will apply. For participants subject to taxation outside the U.S., the 5% amount will be reportable compensation and taxes will be withheld to the extent required by applicable tax rules.

Upon termination of employment for any reason, the participant’s final paycheck will include this 5% amount with respect to base salary earned through the last day of employment, and no further amounts hereunder will be due or payable.

Executive Physical

Participants are encouraged to obtain a physical each year. The company will reimburse the participant for the cost of the physical, capped at $3,000 per calendar year. The participant must provide a copy of the physician’s bill to the Vice President - Total Rewards in order to obtain reimbursement. This benefit will be reportable as taxable compensation and taxes will be withheld to the extent required by applicable tax rules.

Upon termination of employment for any reason, this benefit will cease. If a participant has incurred expenses for a physical that was performed before the date of termination of employment, and if such expenses have not yet been reimbursed as of the date of such termination, then such expenses will be reimbursed up to the maximum described above.

Car Leasing

Participants hired on or after October 1, 2018 are not eligible for a company-provided car. Participants who are U.S. employees in band E2 or higher and who were hired prior to October 1, 2018 (referred to herein as grandfathered participants) were eligible for a company-provided car through the separate car leasing policy. Beginning on June 4, 2019, this benefit is being phased out for grandfathered participants such that, as each existing car lease expires, it is not being renewed and the affected grandfathered participant is instead receiving a one-time increase in his or her annual base salary rate, effective upon such lease expiration, in an amount approved by the Compensation Committee of the Board of Directors to offset the loss of the benefit.

Effect of Program Amounts on Other Plans

Any payments made under the program, or any program benefit treated as compensation pursuant to applicable tax rules, will not be counted for purposes of any bonus calculation and is not considered “pensionable earnings.”

Changes to Program

The Compensation Committee of the Board of Directors reserves the right to modify or terminate this program at any time.